Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and the related Prospectus of Anthem, Inc. for the registration of shares of Anthem common stock and the joint Proxy Statement of Anthem, Inc. and Cigna Corporation and to the incorporation by reference therein of our reports dated February 24, 2015, with respect to the consolidated financial statements and schedule of Anthem, Inc. and the effectiveness of internal control over financial reporting of Anthem, Inc. for the year ended December 31, 2014 included in the Annual Report (Form 10-K) for 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

September 30, 2015